Exhibit 10.1

ADVISORY BOARD MEMBER AGREEMENT

This ADVISORY BOARD MEMBER AGREEMENT (the “Agreement”) is made and entered into on the 28th day of March, 2011 (the “Effective Date”) by and between Alamo Energy Corp., a corporation organized under the laws of the State of Nevada (the “Company”) and Terry W. Davis, an individual (“Advisor”).

WHEREAS, Advisor provides director advisory services to the Company, and/or other wholly owned subsidiaries and affiliates of the Company (each an “Affiliate”), and in connection therewith, the Company desires to issue to Advisor 100,000 shares of the Company’s Common Stock, $ 0.001 par value (the “Common Stock”), subject to the terms and conditions of the Agreement, with a view to increasing Advisor’s interest in the Company’s and its Affiliate’s welfare and growth;

WHEREAS, Advisor desires to have the opportunity to be a holder of shares of the Common Stock subject to the terms and conditions of the Agreement as amended.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Engagement; Compensation. The Company hereby appoints the Advisor to its Advisory Board to serves as an advisor to the Company effective as of the Effective Date and continuing indefinitely, until terminated at any time by the Advisor or the Company in accordance with Section 4 below. Advisor will be entitled to a fee of $1,000 for the preparation and attendance of each Advisory Board meeting.

2. Advisory Role and Responsibilities. From time to time, Advisor agrees to be available by phone and occasionally in person but at minimum four (4)  times a year for Advisory Board meetings with the Company's Board of Directors and executive officers and to provide strategic consulting services as requested by the Company's Board of Directors or Chief Executive Offer and advise the Company's executive team on strategic matters including the matters in the following list, and such other matters as the CEO may reasonably request, verbally or in writing:

a. Facilitating introductions between the Company and potential partners, suppliers, customers and investors;

b. Providing opinions to assist the Company in identifying and recruiting potential technical, strategic and other partners or individuals;

c. Apprising the Company of technological, competitive and other changes and developments that Advisor may from time to time become aware of and that do not conflict with any other existing role or obligations Advisor may have; and

d. Contributing in other advisory roles as deemed appropriate.

3. Expenses. The Company shall reimburse Advisor, on a monthly basis, for all usual, reasonable and necessary expenses paid or incurred by Advisor in connection with, or related to, the performance of Advisor’s services under this Agreement, subject to pre-approval of the expenses by the Company and satisfactory receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement is sought and the approval thereof by the Company.

4. Termination. Advisor or the Company may terminate this Agreement at any time upon written notice to the other party in the manner in Section 13(d); provided however,  that the provisions of Sections 4, 5 and 6 shall survive any such termination. In the event of a termination, Advisor shall be entitled to payment of pre-approved expenses paid or incurred prior to the effective date of termination, within ten (10) business days, upon satisfactory receipt by the Company of appropriate documentary proof of such expenditures. The foregoing shall constitute full settlement of any and all claims Advisor have against the Company.

5. Confidentiality. In the course of Advisor’s appointment, one party (the “Disclosing Party”) could convey information to the other (the “Receiving Party”) that it deems confidential (“Confidential Information”). A Receiving Party shall protect the Disclosing Party’s Confidential Information by using at least the same degree of care, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of like nature. No license or other rights with respect to the Confidential Information is hereby granted or intended. The Receiving Party shall not, and shall not enable or allow any third party to, reverse-engineer, decompile, or disassemble any software disclosed by the Disclosing Party and shall not remove, overprint or deface any notice of copyright, trademark, logo, legend, or other notices of ownership from any originals or copies of Confidential Information it obtains from the Disclosing Party. The obligation to maintain Confidential Information as confidential under this Agreement shall continue in effect for the term of this Agreement and shall extend for such time until as the information in question no longer constitutes Confidential Information.

6. Non-Solicitation. During the term of Advisor’s appointment, Advisor shall not directly solicit for employment any employee of Company with whom Advisor has had contact due to its appointment.

7. Issuance of Common Stock and Administration. Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i) the Company shall issue to Advisor 100,000 shares of Common Stock (“Restricted Stock”), and (ii) Advisor shall have and may exercise all rights and privileges of ownership of such shares except as provided in Section 8 or otherwise provided herein.  This Agreement shall be administered by the committee of the Board of Directors of the Company (the “Board”) as appointed by the Board referred to herein as the “Committee” for the purposes of administration of this Agreement.  The Committee shall have the sole discretion to interpret and construe the terms of this Agreement, provide definitions of any terms not otherwise defined herein and provide for any omissions.  The Committee’s determinations under this Agreement shall be final and binding on the parties hereto and any third parties, including any individual or entity.

8. Transfer Restrictions.

(a) Generally.  Except as provided in Section 9, Advisor shall not be vested and may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Shares.

(b) Dividends, etc.  If the Company (i) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock, or (ii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock then the number of shares of Advisor’s Common Stock subject to the transfer restrictions of this Section 8 shall be adjusted as necessary, including proportionately increased or reduced, so as to prevent the enlargement or dilution of Advisor’s rights and duties hereunder in a manner as determined by the Committee in its sole discretion.

(c) Voting and Cash Dividends.  Advisor shall be entitled to vote the Restricted Stock and receive cash dividends paid, if any, with respect to the Restricted Stock at the time such dividends are paid to other stockholders.

9. Vesting and Forfeiture. Shares of Restricted Stock may not be transferred until they become vested pursuant to this Section 9 (“Vested Shares”).

(a)
Subject to the restrictions of applicable federal and state securities laws, the transfer and other restrictions on the Restricted Stock imposed by this  Agreement shall lapse on the earlier of the following:

(i) the second anniversary of the Effective Date;

(ii) the date Advisor’s services with the Company or any Affiliate of the Company is terminated due to death or “Disability” of the Advisor or Advisor is involuntarily terminated by the Company without “Cause.”  For the purpose of this Agreement, “Disability” means an illness or other disability that prevents the Advisor from discharging his responsibilities to the Company and/or an Affiliate for a period of 180] consecutive calendar days, or an aggregate of 180 calendar days in any calendar year during the Advisor’s service period, all as determined in good faith by the Committee.  For purposes of this definition of “Cause,” the term “Company” shall mean the Company and/or its Affiliates.  For purposes of this Agreement, subject to the notice provisions set forth below, “Cause” means (A) the conviction (or plea of nolo contendere or equivalent plea) of the Advisor of a felony which, through lapse of time or otherwise, is not subject to appeal, (B) the Advisor having engaged in intentional misconduct causing a violation by the Company of any state or federal laws which results in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Committee thereof, (C) the Advisor having engaged in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company or (D) an act of personal dishonesty taken by the Advisor that was intended to result in personal enrichment of the Advisor at the expense of the Company.  If the Company desires to terminate the Advisor for Cause, the Advisor will be given a written notice by the Committee of the facts and circumstances providing the basis for termination for Cause, and the Advisor will have ten (10) days from the date of such notice to remedy, cure or rectify the situation giving rise to termination for Cause to the reasonable satisfaction of the Committee (except in the event of termination for Cause pursuant to subparagraph (ii)(A) above as to which no cure period will be permitted);

(iii)	the date the Company’s Common Stock becomes listed on the American Stock Exchange or on another U. S. national securities exchange; or

(iv)	the date of a “Change in Control” of the Company. For the purposes of this Agreement a “Change in Control” shall mean:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of l 934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), any acquisition by any Person pursuant to a transaction which complies with clause (1) of subsection (C) of this definition shall not constitute a Corporate Change; or

(B) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction.  The term “Resulting Corporation” means the Company or its successor, or if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction.

(b) The date any restrictions lapse and the Restricted Stock becomes vested shall be under this Agreement shall be the “Vesting Date.”

(c) If Advisor’s employment with or services to the Company or an Affiliate is terminated for any reason other than as provided in Section 9(a)(ii) prior to the Vesting Date, Advisor shall forfeit any unvested Restricted Stock.

(d) Any shares of Restricted Stock forfeited under this Agreement shall automatically revert to the Company and become canceled and such shares shall again become available for Restricted Stock awards as determined by the Company in its sole discretion.  Any certificate(s) representing Restricted Stock that includes forfeited shares shall only represent that number of shares of Restricted Stock that have not been forfeited hereunder.  Upon the Company’s request, Advisor agrees for himself and any other holder(s) to tender to the Company any certificate(s) representing shares of Restricted Stock that includes forfeited shares for a new certificate representing the unforfeited number of shares of Restricted Stock.

10. Issuance of Certificate; Restricted Legend.

(a) The Restricted Stock may not be transferred and the Vested Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, any rules of any national securities exchange on which the Company’s securities are traded, listed or quoted, or in violation of Company policy.  The Company shall cause to be issued a stock certificate, registered in the name of the Advisor, evidencing the Restricted Stock upon receipt of a stock power duly endorsed in blank with respect to such shares.  Each such stock certificate shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
IN ADDITION, THE TRANSFERABILITY OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN AN ADVISORY BOARD MEMBER AGREEMENT BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND THE COMPANY.  A COPY OF THE ADVISORY BOARD MEMBER AGREEMENT IS ON FILE IN THE CORPORATE OFFICES OF THE COMPANY.

Such legend shall not be removed from the certificate evidencing Restricted Stock until such time as the restrictions imposed by this Agreement hereof have lapsed.

(b) The certificate issued pursuant to this Section 10, together with the stock powers relating to the Restricted Stock evidenced by such certificate, shall be held by the Company.  The Company shall issue to the Advisor a receipt evidencing the certificates held by it that are registered in the name of the Advisor.  When the restrictions imposed by this Agreement have lapsed, the Company will issue the Advisor a certificate evidencing the Vested Shares, which certificate will not have the legend referred to in paragraph (a) above.

11. Investment Representations.

(a)           The Advisor confirms that he has been given sufficient access to information regarding the Company and in connection with his decision to receive the Restricted Stock, as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Company and concerning the Company’s financial affairs, prospects and condition.  The Advisor has received and carefully reviewed the information and documentation relating to the Purchaser, including without limitation, the Company’s filings with the U.S. Securities and Exchange Commission.

(b)           The Advisor represents and warrants that (i) he is resident in or otherwise subject to the securities legislation of the United States, and the issuance of the Restricted Stock to Advisor has occurred only in the United States; and (ii) Advisor has such knowledge and experience in financial and business matters as to make him capable of evaluating the risks of the prospective investment and to make an informed investment decision.

(c)           The Advisor represents, warrants and covenants that he shall acquire the Restricted Stock issuable under this Agreement for his own account and not for the account or on behalf of others, and he is doing so with the intent of retaining such Restricted Stock as an investment and without the current intent to redistribute such Restricted Stock.

(d)           The Advisor acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Restricted Stock issuable under this Agreement; (ii) there is no government or other insurance covering such Restricted Stock; and (iii) there are risks associated with the acquisition of the Restricted Stock.

(e)           The Advisor acknowledges that, except as specifically set forth elsewhere herein, (i) it must and shall bear the economic risk of holding the Restricted Stock, which may be for an indefinite period of time, because at the time such Restricted Stock are issued they are “restricted securities” and will not have been registered under the Securities Act of 1933, as amended, or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available; (ii) the Restricted Stock may not be resold or transferred on the official stock transfer records of Company without furnishing to Company an opinion of counsel reasonably acceptable to Company that such sale or transfer of the Restricted Stock will not violate the registration provisions of applicable federal and state securities laws; and (iii) certificates representing the Restricted Stock shall have endorsed on them a restrictive legend to this effect.

(f)           The Advisor acknowledges that the Company is relying on the representations, warranties, covenants and acknowledgments in this Section 11 to ensure that any the Restricted Stock issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.

12. Tax Requirements. This grant of Restricted Stock is subject to, and the Company shall have the power and the right to, deduct or withhold, or require the Advisor to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

13. Miscellaneous.

(a) Certain Transfers Void.  Any purported Transfer of shares of Common Stock or Restricted Stock in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.

(b) No Fractional Shares.  All provisions of this Agreement concern whole shares of Common Stock.

(c) Not an Employment Agreement.  This Agreement is not an employment agreement, and this Agreement shall not be, and no provision of this Agreement shall be construed or interpreted to create any right of Advisor to continue employment with the Company or any Affiliate.

(d) Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its principal place of business, and to Advisor at his address indicated beneath his signature, or at such other address as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(e) Amendment and Waiver.  This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Advisor.  Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Advisor.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(f) Governing Law and Severability.  This Agreement shall be governed by the internal laws of the State of Nevada.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(g) Successors and Assigns.  Subject to the limitations that this Agreement imposes upon transferability of shares of Restricted Stock and Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Advisor, and Advisor’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

(h) Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in any Restricted Stock or Vested Shares is subject to, the terms of this Agreement.  Nothing in this Agreement shall create a community property interest where none otherwise exists.

(i) Entire Agreement.  This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the subject matter hereof.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

(j) Compliance with Other Laws and Regulations.  This Agreement, the grant of Restricted Stock and issuance of Common Stock shall be subject to all applicable federal and state laws, rules, regulations and applicable rules and regulations of any exchanges on which such securities are traded or listed, and Company rules or policies.

(k) Independent Legal and Tax Advice.  The Advisor has been advised and Advisor hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this Agreement, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code.

14. Counterparts.  This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

15. Advisor’s Acknowledgments.  The Advisor accepts this Agreement subject to all the terms and provisions of this Agreement.  The Advisor hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on and effective on the Effective Date.

COMPANY:

Alamo Energy Corp.

By:          /s/ Allan Millmaker
Name:     Allan Millmaker
Title:     Chief Executive Officer

ADVISOR:

/s/ Terry W. Davis
Signature

Printed Name:  Terry W.  Davis
Address:  203 Briar Oaks Cove
          Houston, Texas 77056